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Admission Ticket                                       [PP&L LOGO APPEARS HERE]
PP&L, Inc. Annual Meeting of Shareowners
1:30 p.m., April 23, 1999
Lehigh University's Stabler Arena
Bethlehem, Pennsylvania


                                                             March 12, 1999

Dear Shareowner:

        It is a pleasure to invite you to attend the 1999 Annual Meeting Shareowners, which will be held at 1:30 p.m. on Friday, April 23, 1999, at Lehigh University's Stabler Arena, at the Goodman Campus Complex, located in Lower Saucon Township outside Bethlehem.

        Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company's operations and a question-and-answer period will follow.

        We hope you will be able to attend in person. If you plan to attend the meeting, please bring this admission ticket with you to the meeting. If you are unable to attend the meeting but have any questions or comments on the company's operations, we would like to hear from you.


                                 Sincerely yours,

                                 /s/William F. Hecht
                                 William F. Hecht
                                 Chairman, President and Chief Executive Officer

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                              IMPORTANT NOTICE TO
                       HOLDERS OF SERIES PREFERRED STOCK

THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
IS BEING PROVIDED TO YOU FOR INFORMATION PURPOSES ONLY.

        As detailed in the Proxy Statement, votes from holders of Series Preferred Stock can have no effect on the outcome of matters under consideration at the Annual Meeting. Consequently, your Company, in an effort to avoid unnecessary expense, is not soliciting Proxies from such holders. Series Preferred holders, of course, are welcome to attend the Meeting on April 23.


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                       [MAP OF Annual Meeting location]